EXHIBIT 99.1
For immediate release:
Bank of Commerce Holdings™, Parent Company of Redding Bank of Commerce™, Roseville Bank of Commerce™, Sutter Bank of Commerce™ and Bank of Commerce Mortgage™ announces new Chairman and Vice Chairman

REDDING, California, May 17, 2007/ PR Newswire— Bank of Commerce Holdings (NASDAQ: BOCH), a $578.1 million asset financial holding company, and parent company of Redding Bank of Commerce™, Roseville Bank of Commerce™, Sutter Bank of Commerce™ and Bank of Commerce Mortgage™ today announced that Kenneth R. Gifford, Jr. has been appointed to Chairman of the Board and Lyle L. Tullis has been appointed to Vice Chairman.
Mr. Gifford has served as a director for the Company since 1998. He previously served as Chairman of the Loan Committee and is a member of the Executive and Long Range planning committees. Mr. Gifford is President and Chief Executive Officer of Gifford Construction, Inc. a renowned leading commercial contractor.
Mr. Tullis has served as a director for the Company since 2002. He is Chairman of the Nominating & Corporate Governance and a member of the Audit and Long Range Planning Committees. Mr. Tullis is President of Tullis Incorporated, a distinguished general engineering construction company specializing in public work projects.
Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce™, Roseville Bank of Commerce™, Sutter Bank of Commerce™ and Bank of Commerce Mortgage™. The Company is a federally insured California financial corporation and opened on October 22, 1982.
BOCH is a NASDAQ National Market listed stock. Investment firms trading BOCH stock:
Howe Barnes Hoefer & Arnett
John Cavender
555 Market Street
San Francisco, California
(800) 346-5544
Raymond James Financial
Geoff Ball
1805 Hilltop Drive, Suite 106
Redding, California 96002
(800) 926-5040
Wachovia Securities
Ken Myers and Rick Hansen
10466 Brunswick Road
Grass Valley, California
(888) 383-3112
Morgan Stanley
310 Hemsted Drive, Suite 100
Redding, California
(800) 733-6126